Exhibit 99.1

KULR Expands SafeCASE™ Product Line for Electric Bikes

Company Takes NASA-Proven Battery Safety Solution to Major U.S. Electric Bike Markets Starting with NYC

SAN DIEGO / GLOBENEWSWIRE / June 15, 2023 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leading energy management platform company accelerating the global transition to a sustainable electrification economy, today announced that it has expanded its SafeCASE™ product line for the consumer e-mobility market. KULR is bringing to the consumer market the same patented technology it provides NASA to protect astronauts on the International Space Station and manned space missions. With over 300 million e-bikes alone in use around the world today and growing at double-digit percentages, the threat of battery related fires is real and growing. When battery fires occur, they can immediately reach temperatures in excess of 1,000 degrees Celsius. They are typically difficult to extinguish even for professional firefighters. In 2022, in New York City alone, rechargeable batteries caused 219 fires, with 147 injuries, 6 deaths and millions of dollars in damages.

KULR’s SafeCASE™ product can help prevent these fires from presenting a severe threat to human health and safety, not to mention property – including, critical infrastructure, businesses, and residences. The Company is actively engaged in discussions with multi-family HOA’s, lawmakers, community leaders, as well as those that represent urban multi-story buildings to provide unique solutions to meet or exceed current and anticipated regulations.

In addition to being chosen by NASA for its most critical missions, KULR’s patented SafeCASE™ technology is the only company in the world with a product approved by the United States Department of Transportation, specifically for storage and transport of lithium-ion batteries up to a capacity of 2.5 Kilowatt Hours. That is roughly equivalent to the combined energy capacity of 5 laptop computer batteries. This is the highest capacity approval issued to date.

Nick Petrakis, Senior Consultant of Energy Safety Response Group, the first and only full-service emergency management, fire investigation and hazardous material handling company focused solely on energy storage, affirmed, “We are excited to collaborate with KULR on the SafeCASE™ design to try and make this cutting-edge solution available to New York City residents, businesses, and organizations. We are working with KULR to ensure the safety of NYC residents and First Responders. Our goal is to set the standard for meeting and where necessary, helping to establish, stringent guidelines set forth by NYC law makers and regulatory authorities. Given its proven effectiveness in the most critical environments, we commend KULR on what we believe to be a significant step towards mitigating the hazards associated with lithium-ion mobility device fires in NYC.”

“The Company looks forward to trying to help other cities across the US and the world with this significant issue,” stated KULR CEO Michael Mo. “Our products are versatile and easy to use, with custom sizing to fit various battery configurations. We have discovered that ease of use is critical to maintain high levels of use compliance. KULR’s SafeCASE™ consumer applications are versatile enough to be used across a range of applications including e-bikes, e-scooters, drones and other consumer electronics like cell phones, tablets, and laptops.”

To learn how KULR's SafeCASE™ product can be customized to address specific requirements for safe storage or transportation of lithium-ion batteries, interested parties may contact the company at sales@kulrtechnology.com.

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2023. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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